Exhibit 99.1

Ruth’s Hospitality Group, Inc. Reports Third Quarter 2012 Financial Results

-Ruth’s Chris Steak House comparable sales increase 5.9% for 10th straight quarterly gain-
-Mitchell’s Fish Market comparable sales increase 4.6%-

WINTER PARK, Fla.--(BUSINESS WIRE)--October 30, 2012--Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) today reported unaudited financial results for its third quarter ended September 23, 2012.

Highlights for the third quarter of 2012 compared to the third quarter of 2011 were as follows:

The Company reported net income of $802 thousand or $0.02 per diluted share in the third quarter of 2012, compared to net income available to preferred and common shareholders of $85 thousand or $0.00 per diluted share in the comparable period of 2011.

Total revenues in the third quarter rose 5.7% to $84.8 million compared to $80.2 million in the prior year.

  Company-owned comparable restaurant sales for Ruth’s Chris Steak House increased 5.9%.
  Company-owned comparable restaurant sales for Mitchell’s Fish Market increased 4.6%.

Total operating costs in the third quarter increased by 5.7% or $4.4 million, compared to the third quarter of 2011.

  Food and beverage costs, as a percentage of restaurant sales, increased 70 basis points in the third quarter to 31.8% and continue to be driven by unfavorable beef costs.
  Restaurant operating expenses, as a percentage of restaurant sales, decreased 80 basis points in the third quarter to 55.5% due to cost management and the effect of higher sales on fixed costs.
  Marketing and advertising costs, as a percentage of total revenues, increased 60 basis points to 2.6% in the third quarter largely due to a timing shift in advertising from the second quarter to the third and fourth quarters of 2012.
  General and administrative expenses increased $0.2 million to $6.0 million in the quarter.

At the end of the third quarter of 2012, the Company had $69.0 million in debt outstanding under its senior credit facility, a decrease of $2.0 million from $71.0 million at the end of the second quarter of 2012.

Michael P. O'Donnell, Chairman, President and Chief Executive Officer of Ruth's Hospitality Group, Inc., stated, “Our third quarter results reflect a combination of comparable traffic and sales growth along with a continued high-level-execution of the business. Our Ruth’s Chris brand generated its 10th straight quarter of positive comparable sales and we remain pleased with the significant progress at Mitchell’s that resulted in a second straight quarter of top-line improvement. Additionally, with an attention to thoughtful expense management, our teams generated meaningful leverage of our restaurant-level expenses during our seasonally slowest quarter of the year. Our development activity continues to bear fruit and we expect new unit activity to increasingly contribute to our growth going forward and our ability to create value for our shareholders.”

Development Update

To date in 2012, five new Ruth’s Chris Steak Houses have opened. A Company-owned Ruth’s Chris Steak House opened in Cincinnati, OH on October 15, 2012. In August 2012, franchisees opened new Ruth’s Chris Steak Houses in Singapore and El Salvador. As previously announced, a new Ruth's Chris Steak House located at Harrah's casino in Cherokee, NC opened in May 2012 and a second franchise-owned restaurant located in Dubai was opened in April 2012.

The Company continues to work towards developing new Ruth’s Chris Steak Houses in the future. Currently, the Company expects one additional franchise restaurant to open in late 2012. In 2013, the Company’s development plans include opening a new company-owned restaurant in Denver, CO, relocating its Houston, TX location, and opening a new location at Harrah’s casino in Las Vegas under a licensing agreement. The company also expects its franchise partners to open an additional 4-5 restaurants in 2013.

Review of Third Quarter 2012 Operating Results

Total revenues, which include Company-owned restaurant sales, franchise income, and other operating income, were $84.8 million in the third quarter of 2012 compared to $80.2 million in the same quarter last year.

Company-owned restaurant sales increased 5.5% to $81.4 million for the third quarter of 2012 from $77.1 million in the same quarter last year. Excluding discontinued operations, total operating weeks for all brands during the third quarter increased to 1,105 from 1,103.

Ruth’s Chris Steak House Sales

  63 Company-owned Ruth’s Chris Steak House restaurants were open at the end of the third quarter of 2012 compared to 63 at the end of the prior year third quarter.
  Total operating weeks for the quarter increased to 819 from 817.
  Average weekly sales for Ruth’s Chris Steak House were $76.4 thousand in the third quarter of 2012, an increase of 5.8% compared to $72.2 thousand in the third quarter of 2011.
  For the third quarter of 2012, Company-owned comparable restaurant sales at Ruth’s Chris Steak House increased 5.9%, which consisted of a traffic increase of 3.6% along with an average check increase of 2.2%.

Mitchell’s Fish Market Sales

  19 Company-owned Mitchell’s Fish Market restaurants were open at the end of the third quarter of 2012 compared to 19 at the end of the prior year third quarter.
  Total operating weeks for the quarter were flat year-over-year at 247, and exclude discontinued operations.
  Average weekly sales at Mitchell’s Fish Market were $68.6 thousand in the third quarter of 2012, an increase of 4.6% compared to $65.5 thousand in the third quarter of 2011.
  Comparable restaurant sales at Mitchell’s Fish Market increased 4.6%, which consisted of a traffic increase of 5.2% and an average check decrease of 0.6%.

Franchise Income

  71 franchise-owned Ruth’s Chris Steak House restaurants were open at the end of the third quarter of 2012 compared to 67 at the end of the prior year third quarter.
  Franchise income increased 11.2% to $3.3 million in the third quarter of 2012 from $2.9 million in the prior year period, driven by the increase in comparable franchise restaurant sales and new franchised unit development during the last 12 months.
  Comparable franchise-owned restaurant sales increased 3.1% in the third quarter of 2012, which included a 2.9% increase in domestic comparable franchise-owned restaurant sales and a 3.9% increase in international comparable franchise-owned restaurant sales.

Financial Outlook

The following statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them. We refer all of you to our recent filings with the SEC for a more detailed discussion of the risks that could impact future operating results and financial conditions.

Based on current information, Ruth's Hospitality Group, Inc. is reiterating its full year 2012 outlook:

  Cost of goods sold of 31.5% to 32.5% of restaurant sales
  Restaurant operating expenses of 51.0% to 52.0% of restaurant sales
  Marketing and advertising of 3.0% to 3.5% of total revenues
  General and administrative expenses of $25 million to $26 million
  Effective tax rate of 28% to 32%
  Capital expenditures of $10 to $12 million
  Basic shares outstanding of 34.0 million to 34.5 million
  Fully-diluted shares outstanding of 35.0 million to 36.0 million

Conference Call

The Company will host a conference call to discuss third quarter 2012 financial results today at 8:30 AM Eastern Time. Hosting the call will be Mike O’Donnell, Chairman, President and Chief Executive Officer, and Arne Haak, Executive Vice President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 719-325-2428. A replay will be available one hour after the call and can be accessed by dialing 858-384-5517; the password is 5443111. The replay will be available until November 6, 2012. The call will also be webcast live from the Company's website at www.rhgi.com under the investor relations section.

About Ruth’s Hospitality Group, Inc.

Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) is a leading restaurant company focused exclusively on the upscale dining segment. The Company owns the Ruth’s Chris Steak House, Mitchell’s Fish Market, Mitchell’s Steakhouse and Cameron’s Steakhouse concepts. With more than 150 Company- and franchisee-owned locations worldwide, Ruth’s Hospitality Group, Inc. was founded in 1965 and is headquartered in Winter Park, Fla.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.RuthsChris.com, www.MitchellsFishMarket.com, www.MitchellsSteakhouse.com and www.Camerons-Steakhouse.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties. These forward-looking statements include all statements other than those made solely with respect to historical facts and include, but are not limited to, statements regarding the Company’s outlook on earnings, cash flow and operational flexibility. Actual results could differ materially from those projected, implied or anticipated by these forward-looking statements. Some of the factors that could cause actual results to differ include the risk factors identified in the reports the Company files with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 25, 2011 and subsequently filed Quarterly Reports on Form 10-Q, all of which are available on the SEC’s website at www.sec.gov. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release after the date hereof.

RUTH'S HOSPITALITY GROUP, INC AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Loss) - Unaudited
(Amounts in thousands, except share and per share data)

	13 Weeks Ended		39 Weeks Ended
	September 23,	September 25,	September 23,	September 25,
	2012	2011	2012	2011

Revenues:
Restaurant sales	$81,360	$77,087	$270,466	$258,198
Franchise income	3,256	2,928	9,955	8,866
Other operating income	179	171	3,089	2,868

Total revenues	84,795	80,186	283,510	269,932

Costs and expenses:
Food and beverage costs	25,883	23,953	86,546	79,396
Restaurant operating expenses	45,182	43,419	139,614	134,770
Marketing and advertising	2,214	1,605	6,373	7,701
General and administrative costs	5,969	5,783	19,082	17,013
Depreciation and amortization expenses	3,577	3,616	10,923	10,976
Pre-opening costs	145	150	266	192
Restructuring benefit	-	-	-	(502)

Total costs and expenses	82,970	78,526	262,804	249,546

Operating income	1,825	1,660	20,706	20,386

Other expense:
Interest expense, net	(680)	(719)	(1,759)	(2,289)
Debt issuance costs written-off	-	-	(807)	-
Other	(51)	(58)	(110)	(442)

Income from continuing operations before income tax expense	1,094	883	18,030	17,655
Income tax expense (benefit)	285	114	5,268	1,145

Income from continuing operations	809	769	12,762	16,510
Loss (income) from discontinued operations, net of income tax benefit (expense)	7	(28)	32	(425)

Net income	$802	$797	$12,730	$16,935

Preferred stock dividends	-	623	514	1,870
Accretion of preferred stock redemption value	-	89	73	265

Excess of redemption value over carrying value of preferred shares redeemed	-	-	35,776	-
Net income (loss) applicable to preferred and common shareholders	$802	$85	$(23,633)	$14,800
Basic earnings (loss) per common share:
Continuing operations	$0.02	$0.00	$(0.69)	$0.34
Discontinued operations	-	-	-	0.01
Basic earnings (loss) per share	$0.02	$0.00	$(0.69)	$0.35

Diluted earnings (loss) per common share:
Continuing operations	$0.02	$0.00	$(0.69)	$0.33
Discontinued operations	-	-	-	0.01
Diluted earnings (loss) per share	$0.02	$0.00	$(0.69)	$0.34

Shares used in computing net income (loss) per common share:
Basic	34,373,629	34,147,353	34,283,068	34,074,330
Diluted	35,185,209	43,338,599	34,283,068	43,239,431

RUTH'S HOSPITALITY GROUP, INC
Selected Balance Sheet Data
(dollar amounts in thousands)
	(Unaudited)
	September 23,	December 25,
	2012	2011
Cash and cash equivalents	$3,912	$3,925
Total assets	230,989	240,220
Long-term debt	69,000	22,000
Total shareholders' equity	77,968	99,640

CONTACT:
ICR
Media:
Alecia Pulman, 203-682-8224
apulman@icrinc.com
or
Investor Relations
Fitzhugh Taylor, 203-682-8261
ftaylor@icrinc.com